Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-233824) on Form S-8 and the Registration Statement (No. 333-274509) on Form S-3 of Alerus Financial Corporation of our reports dated March 13, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Alerus Financial Corporation, appearing in this Annual Report on Form 10-K of Alerus Financial Corporation for the year ended December 31, 2024.

/s/ RSM US LLP

Des Moines, Iowa

March 13, 2025